Exhibit 99.1

Cornerstone Healthcare Plus REIT Contracts to acquire a Multi-
Tenant Medical Office Building

(Irvine, CA) December 16, 2010 - Cornerstone Real Estate Funds, and its strategic alliance partner and sub-advisor Servant Healthcare Investments, announced that Cornerstone Healthcare Plus REIT (“REIT”) has executed a definitive agreement to acquire the Hedgcoxe Health Plaza Medical Office Building from an affiliate of Caddis Partners, LLC, a healthcare real estate developer based in Dallas, TX. Hedgcoxe Health Plaza is a 32,109 square-foot, single-story, Class A medical office building in Plano, TX. Terry Roussel, President and CEO of the Cornerstone Healthcare Plus REIT noted, “This transaction marks our entry into the medical office-building segment of healthcare real estate.” The property was constructed in 2009 and has seven units, 6 of which are leased to various Healthcare providers all with long-term leases and personal guarantees from the primary physician sponsor of each practice.

Approximately 63% of the clinical space is leased to Medical Edge Healthcare Group physicians.  Medical Edge is one of the largest physician practices in North Texas with over 450 providers in 26 different medical specialties.

“One of the most appealing factors in acquiring a multi-tenant medical office building in Plano, TX is the economic growth potential of the surrounding area,” comments Servant Healthcare Investments CEO, John Mark Ramsey. Plano is part of the Dallas-Fort Worth Area which is ranked number four in the U.S. in terms of population.* This area is estimated to grow in the current decade at twice the growth rate of the state and about triple the growth rate of the U.S.** As this population continues to grow, the demand for additional quality medical care should also continue to grow.

Cornerstone Real Estate Funds has been helping individuals and institutions invest in real estate for more than 20 years in both good and bad economic conditions. The company prides itself on its impressive track record, 8 full-cycle programs, experienced management team and successful joint ventures. Today, Cornerstone offers a variety of public and private real estate offerings for individuals and institutions. For more information, please visit www.CREfunds.com.

Contact Information:
Chris Marr
Cornerstone Real Estate Funds
949-812-4418

*Source: wikipedia.org/wiki/Dallas%E2%80%93Fort_Worth_metroplex
** Source:sterlingorganization.com/files/coit%20demos%20-%208-09.pdf
This material does not constitute an offer to sell or a solicitation of an offer to buy Cornerstone Healthcare Plus REIT. An offer can only be made by a prospectus that contains more complete information on risks, management fees and other expenses. There is no guarantee that any real estate strategy will be successful. Past performance does not guarantee future results. Investors in a real estate investment fund will be subjected to risks associated with owning real estate including: economic and regulatory changes that impact the real estate market, lease terminations which reduce rental income, rising expenses, environmental claims, uninsured losses, potential loss of principal and the relative illiquidity of equity real estate investments. Investments are not bank guaranteed, not FDIC insured and may lose value.

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements involve risk and uncertainties which could cause actual results to vary materially from those expressed in or indicated by the forward-looking statements. Factors that may cause actual results to differ materially include changes in general economic conditions, changes in real estate conditions, changes in interest rates, lease-up risks, lack of financing availability and lack of capital proceeds.

Cornerstone Real Estate Funds is the brand/logo associated with Cornerstone Ventures, Inc. (CVI). CVI is the sponsor and advisor of real estate investment funds that are distributed by Pacific Cornerstone Capital, Inc.  Servant Investments and Servant Healthcare Investments are real estate companies that act as sub-advisors to certain real estate offerings sponsored by CVI. CVI has no affiliation with the facility mentioned above.  Securities are offered through Pacific Cornerstone Capital, Inc. Member FINRA and SIPC. CL0240_11/2010